UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

AvePoint, Inc.
(Name of Issuer)

Common stock, par value $0.0001 per share
(Title of Class of Securities)

053604104
(CUSIP Number)

September 15, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 053604104	Page 2 of 16 Pages
1	NAMES OF REPORTING PERSONS
Anchor IV Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 185,397,977 Shares (as defined herein) outstanding as of August 9, 2023, as reported by the Issuer (as defined herein) in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2023.

CUSIP No. 053604104	Page 3 of 16 Pages
1	NAMES OF REPORTING PERSONS
Anchor @ 65 Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 4 of 16 Pages
1	NAMES OF REPORTING PERSONS
Anchor Fund @ 65 Limited Partnership(1)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, HC

(1)	Anchor Fund @ 65 Limited Partnership does not have separate legal personality under Singapore law, and acts through its general partner, Anchor GP Pte. Ltd.
(2)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 5 of 16 Pages
1	NAMES OF REPORTING PERSONS
Anchor GP Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 6 of 16 Pages
1	NAMES OF REPORTING PERSONS
65EP Investment IV Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 7 of 16 Pages
1	NAMES OF REPORTING PERSONS
65EP Investments Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 8 of 16 Pages
1	NAMES OF REPORTING PERSONS
65 Equity Partners Management (Singapore) Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, IA

(1)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 9 of 16 Pages
1	NAMES OF REPORTING PERSONS
65 Equity Partners Management Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 10 of 16 Pages
1	NAMES OF REPORTING PERSONS
65 Equity Partners Group Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 11 of 16 Pages
1	NAMES OF REPORTING PERSONS
65 Equity Partners Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Republic of Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,666,600

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,666,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,666,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.0%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

(1)	Based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023.

CUSIP No. 053604104	Page 12 of 16 Pages
Item 1(a).	Name of Issuer:

AvePoint, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

525 Washington Blvd, Suite 1400
Jersey City, NJ 07310

Item 2(a).	Name of Person Filing:

This Statement is filed on behalf of each of the following persons (collectively, the “Reporting Persons”):
(i)	Anchor IV Pte. Ltd.;
(ii)	Anchor @ 65 Pte. Ltd.;
(iii)	Anchor Fund @ 65 Limited Partnership (“Anchor Fund”);
(iv)	Anchor GP Pte. Ltd. (“Anchor GP”);
(v)	65EP Investment IV Pte. Ltd.;
(vi)	65EP Investments Pte. Ltd.;
(vii)	65 Equity Partners Management (Singapore) Pte. Ltd. (“65EPMS”);
(viii)	65 Equity Partners Management Pte. Ltd.;
(ix)	65 Equity Partners Group Pte. Ltd.; and
(x)	65 Equity Partners Pte. Ltd. (“65EPPL”).

This Statement relates to the shares of Common Stock, par value $0.0001 per share, of the Issuer (the “Shares”) held directly by Anchor IV Pte. Ltd. Anchor @ 65 Pte. Ltd. is the sole owner of Anchor IV Pte. Ltd. Anchor Fund (acting through its general partner, Anchor GP) is the sole owner of Anchor @ 65 Pte. Ltd. Anchor GP is a wholly-owned subsidiary of 65EP Investment IV Pte. Ltd., which is in turn a wholly-owned subsidiary of 65EP Investments Pte. Ltd. Anchor GP has appointed 65EPMS to serve as investment manager to each of Anchor Fund and Anchor @ 65 Pte. Ltd. 65EPMS is a wholly-owned subsidiary of 65 Equity Partners Management Pte. Ltd. 65 Equity Partners Group Pte. Ltd. is the sole owner of each of 65EP Investments Pte. Ltd. and 65 Equity Partners Management Pte. Ltd. 65EPPL is the sole owner of 65 Equity Partners Group Pte. Ltd. 65EPPL is indirectly and ultimately owned by Temasek Holdings (Private) Limited (“Parent”). There are internal barriers and procedures in place between the Reporting Persons and Parent such that voting and investment power over the Shares reported herein is exercised by the Reporting Persons independently of Parent, and, accordingly, beneficial ownership of the Shares reported herein is not attributed to Parent.

Items 2(b).	Address of Principal Business Office or, if none, Residence:

Each of the Reporting Persons:
501 Orchard Road, #11-01 Wheelock Place
Singapore 238880

Items 2(c).	Citizenship:

Each of the Reporting Persons: Republic of Singapore

Item 2(d).	Titles of Classes of Securities:

Common Stock, par value $0.0001 per share

Item 2(e).	CUSIP NUMBER:

053604104

CUSIP No. 053604104	Page 13 of 16 Pages
Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

As of the date hereof, each of the Reporting Persons may be deemed the beneficial owner of the 16,666,600 Shares held directly by Anchor IV Pte. Ltd.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed the beneficial owner of approximately 9.0% of the Shares outstanding (based on 185,397,977 Shares outstanding as of August 9, 2023, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Commission on August 9, 2023).

(c) Number of shares as to which the person has:

Each of the Reporting Persons:
(i)	Sole power to vote or to direct the vote:	0
(ii)	Shared power to vote or to direct the vote:	16,666,600
(iii)	Sole power to dispose or to direct the disposition of:	0
(iv)	Shared power to dispose or to direct the disposition of:	16,666,600

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

The response to Item 2 is incorporated by reference herein.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 053604104	Page 14 of 16 Pages
SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 25, 2023

ANCHOR IV PTE. LTD.
	By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

ANCHOR @ 65 PTE. LTD.

	By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

ANCHOR FUND @ 65 LIMITED PARTNERSHIP

	By:	Anchor GP Pte. Ltd., its general partner
	By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

ANCHOR GP PTE. LTD.

	By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

65EP INVESTMENT IV PTE. LTD.

	By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

65EP INVESTMENTS PTE. LTD.

	By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

65 EQUITY PARTNERS MANAGEMENT (SINGAPORE) PTE. LTD.

	By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

65 EQUITY PARTNERS MANAGEMENT PTE. LTD.

	By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

CUSIP No. 053604104	Page 15 of 16 Pages
65 EQUITY PARTNERS GROUP PTE. LTD.

By:	/s/ Woo Tsung Yuan, Francis James
Name: Woo Tsung Yuan, Francis James
Title: Director

65 EQUITY PARTNERS PTE. LTD.

By:	/s/ Tan Chong Lee
Name: Tan Chong Lee
Title: Director

CUSIP No. 053604104	Page 16 of 16 Pages
LIST OF EXHIBITS

Exhibit No.	Description

99.1	Joint Filing Agreement, dated as of September 25, 2023, by and among the Reporting Persons.